Exhibit 8.1

[Letterhead of Pillsbury Winthrop LLP]

August 29, 2002

Symmetricom, Inc.
2300 Orchard Parkway
San Jose, CA 95131

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-4, registration number 333-92392 (the “Registration Statement”), filed by Symmetricom, Inc., a Delaware corporation (“Symmetricom”), with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of shares of Symmetricom’s common stock to be issued incident to the merger described in the Registration Statement (the “Merger”) of Symmetricom’s wholly owned, transitory merger subsidiary with and into TrueTime, Inc., a Delaware corporation, in our opinion the discussion under the caption “The Merger—Material Federal Income Tax Consequences of the Merger” in the Registration Statement sets forth the material United States federal income tax considerations generally applicable to the Merger.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name therein. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is being provided to you solely in connection with the Registration Statement and may not be relied upon, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,

/s/ Pillsbury Winthrop LLP